Exhibit 10.2

CHANGE OF CONTROL
EMPLOYMENT AGREEMENT

This Change of Control Employment Agreement is made as of the 16th day of July, 2020 (this “Agreement”), by and between Cathay General Bancorp, a Delaware corporation (the “Company”), Cathay Bank, a California state chartered commercial bank and a wholly owned subsidiary of the Company (the “Bank”), and Chang M. Liu (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), have determined that it is in the best interests of the Bank and the Company and its stockholders to assure that the Company and/or the Bank (as applicable) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1.     Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if (i) the Executive’s employment with the Company is terminated by the Company, (ii) the Date of Termination is prior to the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” means the date immediately prior to such Date of Termination.

(b)     “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)     “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d)     “Change of Control” means:

(1)     Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

(2)     Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)     Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common

Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.     Employment Period. The Company and/or the Bank (as applicable) hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3.     Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive is employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

(2)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)     Compensation. (1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company or the Bank (as applicable) pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning on the one year anniversary of the Effective Date, provided that if the Executive’s base salary has been reviewed within the twelve months prior to the Effective Date , it shall be reviewed beginning on the one year anniversary of such prior review, or if the Executive’s base salary has not been reviewed during such 12-month period, it shall be reviewed beginning within 30 days following the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced during the Employment Period after any such increase or otherwise and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2)     Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to (A) the average of the bonuses earned by Executive under the Company’s or the Bank’s (as applicable) annual incentive plan or program, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year) (the “Average Annual Bonus”), or (B) if the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the Executive’s target annual bonus for the year in which the Effective Date occurs (the “Target Annual Bonus”).  Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(3)     Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(4)     Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(5)     Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(6)     Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(7)     Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(8)     Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Section 4.     Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company or the Bank (as applicable) on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)     Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

(1)     the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(2)     the willful engaging by the Executive in illegal conduct or gross misconduct that is materially injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act (A) based upon authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) based upon authority given by the Chief Executive Officer of the Company or an executive officer of the Company that is senior to Executive or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

(c)     Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

(1)     the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) unless the totality of the new duties is at least as significant as the prior duties, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)     any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3)     the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B) of this Agreement, (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4)     any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(5)     any action or inaction that constitutes a material breach by the Company or the Bank (as applicable) of this Agreement, including any failure by the Company to comply with and satisfy Section 10(c).

For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.

(d)     Notice of Termination. Any termination of employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e)     Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

Section 5.     Obligations of the Company upon Termination. (a) By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates employment for Good Reason:

(1)     the Company or the Bank (as applicable) shall pay to the Executive, in a lump sum in cash on the 30th day following the Date of Termination, the aggregate of the following amounts:

(A)     the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(5) but have not been reimbursed by the Company or the Bank (as applicable) as of the Date of Termination; (iii) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (iv)

any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii), (iii) and (iv), the “Accrued Obligations”) and (v) an amount equal to the product of (x) the higher of (I) the Average Annual Bonus and (II) the Target Annual Bonus (such higher amount, the “Applicable Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or Annual Bonus described in clause (i) or clause (iii) above, then for all purposes of this Section 5 (including, without limitation, Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (i) or clause (iii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(B)     the amount equal to the product of (i) one and one half and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Applicable Annual Bonus; and

(C)     an amount equal to the sum of the Company or the Bank (as applicable) matching or other employer contributions under the Company’s or the Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Executive participates that the Company or the Bank (as applicable) would have made on behalf of the Executive during the eighteen months after the Date of Termination if the Executive’s employment continued for eighteen months after the Date of Termination (and without regard to any vesting requirement), assuming for this purpose that (i) the Executive’s compensation during the eighteen-month period is that required by Sections 3(b)(1) and 3(b)(2) and (ii) to the extent that the employer contributions are determined based on the contributions or deferrals of the Executive, that the Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior to the Date of Termination; and

(2)     for eighteen months following the Date of Termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the applicable period hereinafter referred to as the “Benefit Continuation Period”), the Company or the Affiliated Companies shall provide health care and life insurance benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies providing health care and life insurance benefits and at the benefit level described in Section 3(b)(4) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage; provided, further, however, that if the Executive becomes reemployed with another employer and is eligible to receive health care and life insurance benefits under another employer provided plan, the health care and life insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility;

(3)     the Company or the Bank (as applicable) shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $50,000; and provided, further, that, such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

(4)     except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company or the Bank (as applicable) shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

Notwithstanding the foregoing provisions of Sections 5(a)(1) and 5(a)(2), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under Section 5(a)(1) and 5(a)(2) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Date of Termination (the “Delayed Payment Date”).

(b)     Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company or the Bank (as applicable) shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c)     Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company or the Bank (as applicable) shall provide the Executive with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid, with Interest, to the Executive on the Delayed Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d)     Cause; Other Than for Good Reason. If, during the Employment Period, the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment (excluding a termination for Good Reason), the Company or the Bank (as applicable) shall provide the Executive with the Accrued Obligations, and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. In such case, the Accrued Obligations (subject to the proviso set forth in Section 5(a)(1)(A) to the extent applicable) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Section 6.     Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7.     Full Settlement; Legal Fees. (a)  The Company’s and/or the Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in Section 5(a)(2), such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)  This Section 7(b) shall only apply following a Change of Control.   The Company or the Bank (as applicable) agrees to pay as incurred (within 10 days following the Company’s or the Bank’s receipt of an invoice from the Executive), at any time from the date of the Change of Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the date of the Change of Control) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Bank, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest determined as of the date such legal fees and expenses were incurred. In order to comply with Section 409A of the Code, in no event shall the payments by the Company or the Bank under this Section 7(b) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company or the Bank is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company or the Bank is obligated to pay in any other calendar year, and the Executive’s right to have the Company or the Bank pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Section 8.     Certain Reduction of Payments by the Company or the Bank. (a) Anything in this Agreement or any other agreement between the Executive and the Company or the

Bank (as applicable) to the contrary notwithstanding, in the event that a nationally-recognized accounting firm selected in the discretion of the Compensation Committee of the Board as in effect immediately prior to the Change of Control (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its Affiliated Companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement. All determinations made by the Accounting Firm under this Section shall be binding upon the Company, the Bank and Executive and shall be made within 15 days following a termination of employment of the Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) Section 5(a)(1)(B), (2) Section 5(a)(1)(C), (3) Section 5(a)(1)(A)(v) and (4) Section 5(a)(2).

(b)     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Bank (as applicable) or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive shall be repaid to the Company or the Bank (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Executive to the Company or the Bank (as applicable) if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or the Bank (as applicable) to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(c)     All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company or the Bank (as applicable).

(d)     For purposes of this Section 8, the following terms have the meanings set forth below:

(i)     “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

(ii)     “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a).

Section 9.     Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Bank all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company and/or the Bank, the Executive shall not, without the prior written consent of the Company or the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or the Bank and those persons designated by the Company or the Bank. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 10.     Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company and the Bank, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and the Bank and their respective successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company or the Bank.

(c)     The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place. “Company” and “Bank” mean the Company and the Bank as hereinbefore defined and any successor to their business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11.     Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 11(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company or the Bank:

9650 Flair Drive, 8th Floor
El Monte, CA 91731
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)     The Company or the Bank (as applicable) may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)     The Executive’s, the Company’s or the Bank’s (as applicable) failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or the Bank (as applicable) may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)     The Executive, the Company and the Bank acknowledge that, except as may otherwise be provided under any other written agreement between the Executive, the Company and/or the Bank, the employment of the Executive by the Company or the Bank (as applicable) is “at will” and, subject to Section 1(a), the Executive’s employment may be terminated by the Executive, the Company or the Bank (as applicable) at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(g)     The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company or the Bank under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company or the Bank is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company or the Bank is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company or the Bank pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s or the Bank’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(h)     This Agreement comprises the entire agreement among the Executive, the Company and the Bank with respect to the subject matter hereof and shall supersede all prior agreements and undertakings by or among them with respect to such subject matter.

Section 12.     Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorizations from the Board and the Bank Board, the Company and the Bank have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CATHAY GENERAL BANCORP By: /s/ Dunson K. Cheng Name: Dunson K. Cheng Title:Executive Chairman	CHANG M. LIU /s/ Chang M. Liu